Exhibit (c)(6)

SPEEDWAY MOTORSPORTS, INC.


Sprint
Coca-Cola
MAX
CAMRY

Presentation to the Special Committee

Project Slingshot

May 16, 2019

Morgan Stanley

STRICTLY PRIVATE & CONFIDENTIAL

Executive Summary and Process Update

SPEEDWAY MOTORSPORTS, INC.

TRK Process and Advisor Due Diligence Update

- **April 23, 2019:** Sonic Financial Corporation (SFC) submits proposal to TRK board
- **April 26, 2019:** MS/STB phone call with TRK management to review due diligence request items
- **April 30, 2019:** MS/STB receives initial batch of due diligence responses from TRK management
- **May 7, 2019:** TRK management opens a virtual dataroom to distribute all data in response to due diligence requests
- **May 8, 2019:** MS/STB receives follow-up batch of due diligence responses from TRK management and completes a diligence call with TRK management

ISC Process Update

- **November 9, 2018:** NASCAR Holdings submits proposal to ISC board after market close
  - No further public disclosure or updates from ISC, NASCAR, or the France family
  - ISC estimated timeline for 2Q'2019 earnings release is the first week of July

Summary Valuation Perspectives

- **SFC's proposal from April 23, 2019 is $18.00 / share**
  - Represents a 29% premium to the day prior closing price of $13.94 / share and a 24% premium to the 30-day VWAP from that period of $14.53 / share
  - Implies an AV / 2019E EBITDA multiple of 7.5x[1]
- **TRK management's long range plan (LRP) suggests an intrinsic valuation range of $15.60 - $18.70 / share [2]**
- **NASCAR Holdings' proposal for ISC could be a notable data point**
  - At $42 / share, proposal represents an 8% premium to the day prior closing price of $39.06 / share and a 14% premium to 30-day VWAP from that period of $36.91 / share
  - Implies an AV / 2019E EBITDA multiple of 8.0x
  - Timing of resolution of the ISC proposal remains unknown, but could be a notable data point for TRK transaction if resolution became known

Notes:
1. All references to EBITDA refer to Post – SBC (Stock Based Compensation) EBITDA, unless otherwise noted
2. See TRK's valuation summary on page 11

Speedway Motorsports vs. International Speedway Comparison of Cash Uses

SpeedwayMotorsports, Inc.

Cash Flow Uses (Cumulative Over Last 10 Years)

Speedway Motorsports

Speedway Motorsports has prioritized debt paydown and return of capital over the past 10 years



% of Revenue
25.1%
Return of Capital
(325)
6.6%
(222)
(62)
1,130
Total Debt Issued Less Total Debt Repaid
(498)
(0)
58
81
2008 YE Cash Balance
CFFO
CapEx
Dividends
Buybacks
Net Change in Debt
Others
2018 YE Cash Balance

% of Cumulative CFFO ►	CapEx	Dividends	Buybacks	Net Change in Debt
	29%	20%	5%	44%

International Speedway

ISC has spent ~67% of cumulative CFFO on CapEx and allocated less capital to delevering or returning value to shareholders



% of CFFO
1,855
(1,249)
16.9%
Return of Capital
19.2%
(125)
(189)
(318)
76
219
269
2008 YE Cash Balance
CFFO
CapEx
Dividends
Buybacks
Net Change in Debt
Others
2018 YE Cash Balance

% of Cumulative CFFO ►	CapEx	Dividends	Buybacks	Net Change in Debt
	67%	7%	10%	17%

Source: Company filings

Speedway Motorsports vs. International Speedway Trading Performance

SPEEDWAYMOTORSPORTS, INC.

Relative Total Shareholder Returns

Last Twelve Months (1)(3)

	Returns		
	LTM	6Mo	3Mo
TRK	8%	14%	7%
ISC	8%	13%	1%
S&P 500	3%	2%	6%



Based to TRK $ / Share
20
19
18
17
$16.97
16
15
14
13
12
May-18
Jul-18
Sep-18
Nov-18
Jan-19
Mar-19
May-19
10/4/2018
TRK: $17.21
ISC: $42.26
ISC releases 3Q18 earnings and revises 2018 guidance down
11/9/2018(4)
TRK: $16.34
ISC: $39.06
NASCAR announces $42/ share bid to acquire remaining shares of ISC not owned by France Family
11/7/2018
TRK: $16.05
ISC: $38.63
TRK reports relatively strong 3Q18; primarily due to realignment of race locations and timing
3/13/2019
TRK: $16.85
TRK reports weak 4Q18; primarily due to very significant challenges with weather
4/24/2019
TRK: $13.94
TRK announces a bid from SFC to acquire remaining shares not owned by Smith family for $18 per share
+8%
$18.40
+8%
$43.95
+3%
TRK
ISC
S&P 500

Speedway Motorsports Capitalization Table
$MM, unless otherwise noted

			11/9/2018 (4)	Current
Current Share Price			$16.34	$18.40
(x) FDSO (MM)			41.0	41.0
Equity Value			**$669**	**$754**
(+) Total Debt			201	201
(-) Cash			(81)	(69)
Aggregate Value			**$790**	**$886**
	Equity Research EBITDA			
	11/9/2018	*Current*		
AV / 2019E EBITDA	$122	**$116** (2)	**6.4x**	**7.7x**
AV / 2020E EBITDA	$126	**$116** (2)	**6.3x**	**7.6x**
Total Debt / LTM EBITDA			**1.5x**	**1.5x**
Net Debt / LTM EBITDA			**0.9x**	**1.0x**

Source: CapIQ

Notes:
1. As of May 10, 2019
2. Based on estimates of recent broker report available (Wells Fargo)
3. Share price annotations represent share price 1-day prior to event
4. Trading as of 11/9/2018, pre-NASCAR / ISC bid post-market close

Speedway Motorsports vs. International Speedway EBITDA Trading Multiples Over Time

SpeedwayMotorsports, Inc.

AV / NTM EBITDA

Last Two Years[1]

11/9/2018 [2]
TRK: 6.4x AV / 2019E EBITDA
ISC: 6.7x AV / 2019E EBITDA
NASCAR announces $42/ share bid to acquire remaining shares of ISC not owned by France Family

	Average			
	L2Y	**LTM**	**6Mo**	**3Mo**
TRK	7.1x	6.7x	6.6x	6.6x
ISC	7.9x	7.9x	8.1x	8.1x



10.0x
9.0x
8.0x
7.0x
6.0x
5.0x
May-17
Aug-17
Nov-17
Feb-18
May-18
Aug-18
Nov-18
Feb-19
May-19
ISC
8.1x
7.6x
TRK
ISC

AV / NTM EBITDA Multiple Spread

ISC Multiple Less TRK Multiple

	Average			
	L2Y	**LTM**	**6Mo**	**3Mo**
Spread	0.7x	1.2x	1.5x	1.5x



3.0x
2.0x
1.0x
0.0x
(1.0x)
(2.0x)
May-17
Aug-17
Nov-17
Feb-18
May-18
Aug-18
Nov-18
Feb-19
May-19
0.5x

Source: CapIQ

Note:
1. As of May 10, 2019
2. Represents multiples as of 11/9/2018, pre-NASCAR / ISC bid post-market close

Track Operators in Context of Sports & Entertainment Ecosystem

SpeedwayMotorsports, Inc.

As of May 10, 2019, CY Figures

Operating Metrics

2018A – 2020E Revenue CAGR



Motorsports Tracks
Sports and Entertainment
0%
3%
2%
19%
10%
9%
4%
3%
2%
2%
4%
(3)
(1)
(2)

2018A – 2020E EBITDA CAGR



2019 Margin
(2%)
2%
0%
68%
28%
14%
12%
9%
(0%)
(3%)
12%
(3)
(1)
(2)
25%
33%
16%
8%
23%
7%
18%
45%
30%

2018A – 2020E ULFCF CAGR (4)



(1%)
32%
16%
69%
19%
15%
9%
5%
(0%)
NM
12%
(3)
(1) (5)
(6)
(2)

Valuation Metrics

AV / 2019E EBITDA



Motorsports Tracks
Sports and Entertainment
2019 Multiple as of 11/9/2018
6.4x
6.7x
7.7x
7.8x
7.0x
7.7x
46.9x
23.4x
18.9x
17.8x
17.2x
14.4x
7.9x
17.8x
2020E multiple to reflect future media rights EBITDA contribution
(3)
(7)
(2)

EV / 2019E LFCF



2019 P/E(7)
19.4x
21.9x
10.9x
2020E multiple to reflect future media rights EBITDA contribution
11.3x
21.5x
12.6x
12.6x
43.7x
27.4x
23.4x
19.4x
5.8x
NM
NM
19.4x
(3)
(7)
(2)
Median

Notes:
1. CY 2018 figures reflect consensus estimates
2. F1 figures shown for the operating asset and valuation based on implied F1 net asset value
3. Based on estimates of recent broker report available (Wells Fargo)
4. ULFCF defined as EBITDA less capex
5. ULFCF CAGR impacted by high Capex in 2018 due to ISM and Richmond tracks redevelopment
6. Represents 2018E – 2021E ULFCF CAGR
7. Dover Motorsports forward estimates not available, valuation metrics are based on 2018 EBITDA, LFCF and EPS

Source: CapIQ

Speedway Motorsports Financial Projections
Basis of Presentation

SpeedwayMotorsports, Inc.

- **Equity Research Case:**
  - There are two Equity Research Analysts with projections for Speedway Motorsports (Wells Fargo and Macquarie)
  - Neither analyst has updated projections since Q1'2019 earnings on May 1, 2019
    - Wells Fargo has the most updated projections as of March 2019
    - Macquarie projections have not been refreshed since May 2018
  - As a result, the Equity Research Case is based on Wells Fargo projections as they reflect the most recent view of the business
- **Management LRP Projections:**
  - Management 5 Year Plan as of April 2019
  - Developed by Speedway Motorsports Management using bottoms up approach by revenue segment and by track
    - Updated on a quarterly basis as part of regular way budgeting process
    - LRP has been presented to Board and is included in quarterly update materials
    - Assumes ~2% top line growth and 2-3% growth in operating expenses in projection period
    - Management does not see significant risk to upcoming renewal of NASCAR Sanction Agreements in 2020

Speedway Motorsports Financial Projections Comparison

SPEEDWAY MOTORSPORTS, INC.

Wells Fargo Equity Research vs. Management LRP Projections



6%
17%
48%
29%
Admissions
Event Related
NASCAR Broadcasting
Other

Revenue
FYE 12/31
$MM



458 458
462 462
468 456
477 465
486 475
496 486
509 497
2017A
2018A
2019E
2020E
2021E
2022E
2023E

	2019E	2020E	2021E	2022E	2023E
Cons. Growth	(1%)	2%	2%	2%	2%
Mgmt. Growth	1%	2%	2%	2%	3%

EBITDA
FYE 12/31
$MM



124 124
117 117
117 116
115 116
113 117
111 119
112 120
2017A
2018A
2019E
2020E
2021E
2022E
2023E

	2019E	2020E	2021E	2022E	2023E
Cons. Margin	25%	25%	25%	24%	24%
Mgmt. Margin	25%	24%	23%	22%	22%

ULFCF[1]
FYE 12/31
$MM



98 98
83 83
93 88
85 86
83 87
81 87
82 87
2017A
2018A
2019E
2020E
2021E
2022E
2023E

	2019E	2020E	2021E	2022E	2023E
Cons. CapEx	28	30	31	31	32
Mgmt. CapEx	24	30	30	30	30

Net Income[2]
FYE 12/31
$MM



37 37
41 41
39 39
39 39
39 39
39 40
40 40
2017A
2018A
2019E
2020E
2021E
2022E
2023E

	2019E	2020E	2021E	2022E	2023E
Cons. Growth	(6%)	0%	1%	1%	1%
Mgmt. Growth	(5%)	0%	1%	(1%)	2%

■ Actual ■ Management (April 2019) ■ Wells Fargo Equity Research

Source: Wall Street Equity Research and Management Case as of April, 2019

Notes:

1. ULFCF defined as EBITDA less CapEx
2. Historical net income reflects adjusted, non-GAAP net income per company filings, primarily normalizing for non-recurring benefits of income tax law changes among other items

Management LRP Projections

- Management projections assume 2% revenue CAGR throughout the projected period
- NASCAR Broadcasting revenues growing at 4%, in line with contract escalators
  - Assumes that 2020 sanction agreements renewal is done at the same rates
- No growth is projected for Admissions and Event Related revenues, which have declined in 2016-2018

Revenue Breakdown


$MM
2016 Other Revenue positively impacted by ~$30MM revenue from non-recurring event *Battle at Bristol*
$495
$458
$462
$468
$477
$486
$496
$509
60
29
27
28
28
28
28
28
202
209
217
226
235
244
253
267
143
134
140
138
138
138
138
138
91
87
78
77
77
77
77
77
2016A
2017A
2018A
2019E
2020E
2021E
2022E
2023E
Admissions
Event Related
NASCAR Broadcasting
Other

CAGR:

'16 – '18[1]	'19 – '23
0%	2%
(6%)	0%
4%	4%
(1%)	0%
(7%)	0%

Source: Management Case as of April, 2019

Note:
1. Adjusted to exclude non-recurring impact from Battle at Bristol event in 2016

Illustrative Speedway Motorsports Valuation Matrix

		Premium To											
		Prior to ISC Bid		Prior to TRK Bid									
						Last 12 Months				AV / EBITDA[1]		P / E[1]	
	Illustrative TRK Share Price	1-Day Prior 11/9/2018	VWAP 30-Trading Day Prior	1-Day Prior 4/23/2019	VWAP 30-Trading Day Prior	High	Low	VWAP	Median TRK Broker PT	2019E	2020E	2019E	2020E
		$16.34	$16.19	$13.94	$14.53	$18.36	$13.47	$16.56	$18.00	116	116	$0.95	$0.96
4/23/19 Share Price	$13.94	(14.7%)	(13.9%)	0.0%	(4.1%)	(24.1%)	3.5%	(15.8%)	(22.6%)	6.1x	6.1x	14.7x	14.5x
Non-Binding Proposal	$18.00	10.2%	11.2%	29.1%	23.9%	(2.0%)	33.6%	8.7%	0.0%	7.5x	7.5x	18.9x	18.8x
	$19.00	16.3%	17.3%	36.3%	30.7%	3.5%	41.1%	14.7%	5.6%	7.9x	7.9x	20.0x	19.8x
	$20.00	22.4%	23.5%	43.5%	37.6%	8.9%	48.5%	20.8%	11.1%	8.2x	8.2x	21.1x	20.8x
	$21.00	28.5%	29.7%	50.6%	44.5%	14.4%	55.9%	26.8%	16.7%	8.6x	8.6x	22.1x	21.9x

ISC Bid at $42 / Share was 14% Premium to 30-Day VWAP

ISC Bid at $42 / Share was ~8x 2019E EBITDA

Source: CapIQ
Note:
1. Wells Fargo Equity Research

Speedway Motorsports Summary Valuation

SPEEDWAY MOTORSPORTS, INC.

Market Data as of May 10, 2019 (1)

Public Market

Comparable Company Valuation
- 6.5x - 8.0x Wells Fargo 2019E EBITDA
- 16.5x - 21.0x Wells Fargo 2019E EPS

Private Market

Discounted Cash Flow (NTM EBITDA Exit Multiple) (2)
- Mgmt. Case 6.5x - 7.5x Exit EBITDA Multiple
- Wells Fargo Case 6.5x - 7.5x Exit EBITDA Multiple

FY'23E Terminal Year
4.75-year DCF
7.0% - 8.5% WACC (3)

Precedent Transactions
- Wells Fargo Case NASCAR Bid for ISCA; 8.0x 2019E EBITDA Multiple

Leveraged Buyout Analysis (4)
- Mgmt. Case; 6.5x - 7.5x Exit LTM EBITDA Multiple
- Wells Fargo Case; 6.5x - 7.5x Exit LTM EBITDA Multiple

12/31/2019 Transaction Close
15.0% - 20.0% Target IRR
3.0x - 4.0x Max Leverage

Reference

Trading Multiple Range (as of 11/9/2018)
- Last 6 Months 5.9x - 7.3x NTM Wells Fargo Case EBITDA
- Last 6 Months 14.2x - 18.1x NTM Wells Fargo Case EPS

Discounted Analyst Price Target (5)
- Min / Max Analyst Price Targets

Trading Range (as of 11/9/2018)
- Last 6 Months



TRK Price Prior to TRK Bid (4/23/2019): $13.94
TRK Price Prior to ISC Bid (11/9/2018): $16.34
SFC Proposal: $18.00
$15.10
$19.40
$15.90
$19.60
$15.60
$18.70
$16.60
$19.90
NASCAR / ISC: $19.30
8.0x
$12.40
$16.30
$12.70
$16.90
$13.60
$17.40
$13.20
$16.80
$14.70
$18.40
$14.70
$18.10
$10.00
$12.00
$14.00
$16.00
$18.00
$20.00
$22.00
$24.00

Implied AV / 2019E Wells Fargo Equity Research EBITDA	4.7x	5.4x	6.1x	6.8x	7.5x	8.2x	8.9x	9.6x
Implied P / 2019E Wells Fargo Equity Research EPS	10.7x	12.9x	15.0x	17.2x	19.3x	21.5x	23.6x	25.7x

Notes:
1. All share prices rounded to nearest $0.10
2. Management case implied PGR of (1.6%) – 1.0%; Wells Fargo equity research implied PGR of (1.6%) – 1.0%
3. Assumes 8.8% cost of equity (6% Market Risk Premium, 2.5% risk free rate and 1.05 beta) with +/- 1% sensitivity, a 5.1% pre-tax cost of debt with most recent effective tax rate of 26.2%, and a debt / total capitalization of 21.2% as per current capital structure
4. Assumes 4-year hold with current debt refinanced at illustrative new term loan issuance floating rate of L + 338bps (mid-point of L + 325 – 350) at 4.0x EBITDA (pre-SBC) leverage and at illustrative new secured notes at 5.63% (mid-point of 5.5% and 5.75%) at 3.0x EBITDA (pre-SBC) leverage
5. Based on analyst price target of $16.00 and $20.00 discounted at 8.8% cost of equity (6% Market Risk Premium, 2.5% risk free rate and 1.05 beta)

Review of Speedway Motorsports Alternatives

SPEEDWAY MOTORSPORTS, INC.

	Standalone Alternatives		Alternatives that Require Third Party	
	A Status Quo w/ Track Investment	**B** Increase Leverage and Return of Capital	**C** New Investor Makes Investment in TRK	**D** Find Buyer for Sale of Whole Company
Description	• TRK remains a public company and increases capital investment levels to ISC's – ISC's 22% capital intensity relative to TRK's 6% suggests TRK would need to spend an incremental $60MM annually in capex to be comparable	• TRK remains a public company and increases leverage to return capital to shareholders (e.g., special dividend) – TRK is currently rated BB+/Ba1 at S&P/Moody's and has an incremental $70MM of debt capacity within current rating	• New investor bids for minority stake against / in partnership with Sonic Financial Corp (SFC) for TRK take private • Alternatively, new investor makes investment / PIPE into TRK, which remains publicly listed	• TRK executes a sale process for the whole company – Possible buyers to include media and entertainment companies, real estate investors, and financial sponsors
Benefits and Considerations	✓ Investors have rewarded ISC's capital investment and positioning with a +0.7x EBITDA multiple turn valuation relative to TRK's [1] ? Based on our discussions, management does not have clear capital projects with attractive returns in which to invest × Matching ISC's capital intensity levels would require more capital than TRK's $25MM annual levered free cash flow × NASCAR specifically mentions incremental investment required in its ISC bid letter suggesting TRK could require even more incremental capex to be comparable	× Special dividend from incremental debt would present a one time benefit to shareholders but adds additional risk to the business profile given NASCAR trends × Does not allow TRK to pursue capital improvement projects to be comparable with ISC's × Increased share buybacks are not recommended given TRK's already limited public float	✓ Allows SFC to maintain control of TRK as either private or public company × SFC likely does not require a capital partner for its proposed minority buyout – New investor will not want to begin SFC partnership by outbidding SFC's current proposal × No clear uses of capital to justify bringing in a new investor through a PIPE – Based on our discussions, management does not have clear capital projects with attractive returns in which to invest	? While there is possibly strategic buyer interest for the NASCAR ecosystem as a whole (sanctioning body and track owner/operators), it is unclear that a strategic buyer would be interested in just the track owner/operators – See next page for perspectives on potential buyers × SFC's proposal specifically states that the Smith family has no interest in selling control of TRK – Low likelihood that any buyer will credibly engage in a process given Smith family's ~70% control of TRK

Notes:
1. Based on L2Y average NTM EBITDA multiple difference between ISC and TRK

Perspectives on Potential Speedway Motorsports Buyers

SPEEDWAY MOTORSPORTS, INC.

	Representative Potential Buyers	M&A Firepower	Transaction Likelihood	Commentary
1 Media & Entertainment Companies	COMCAST – Market Cap: $238Bn, Agg. Value: $337Bn; Net Leverage: 3.2x; NTM EBITDA Multiple: 9.8x FOX – Market Cap: $24Bn, Agg. Value: $25Bn; Net Leverage: 1.9x; NTM EBITDA Multiple: 9.4x F1 – Market Cap: $8.8Bn, Agg. Value: $13.4Bn; Net Leverage: 5.8x (operating asset); NTM EBITDA Multiple: 18.9x (operating asset)			• Comcast rumored to be interested in minority NASCAR stake in early 2018 but is now focused on Sky integration / delevering • New Fox has emerged from Disney deal with focus on sports • Strategics likely more interested in NASCAR rather than track owner / operators
2 Gaming and Leisure Real Estate Investors	VICI – Market Cap: $9.4Bn, Agg. Value: $13.1Bn; Net Leverage: 4.4x; NTM EBITDA Multiple: 15.7x MGM GROWTH PROPERTIES – Market Cap: $9.3Bn, Agg. Value: $14.3Bn; Net Leverage: 5.5x; NTM EBITDA Multiple: 15.6x GAMING & LEISURE PROPERTIES, INC. – Market Cap: $8.7Bn, Agg. Value: $14.6Bn; Net Leverage: 5.7x; NTM EBITDA Multiple: 14.1x AEG – Private Company			• Owners of experiential real estate assets drive growth through acquisition of leisure and hospitality properties • Opportunity to expand usage of tracks beyond NASCAR events, to include gaming and hotels/resorts • Structuring considerations given REIT status
3 Financial Sponsors w/ Precedent of Looking at Entertainment Assets	ARES, KKR, ATAIROS, PROVIDENCE EQUITY, THE CARLYLE GROUP, SILVERLAKE, CVC CAPITAL PARTNERS, TPG			• Financial sponsors would be attracted to TRK's contracted revenue from NASCAR • However, they are likely to view the time to turn around the sport's popularity as too long for typical 5 year hold periods • Ability to pay limited by leveragability given business trends

Transaction likelihood shown hypothetically as if Smith family via SFC were willing to sell control. Likelihood would be zero otherwise.

Low to High

NASCAR / International Speedway as a Potential Buyer of Speedway Motorsports

SPEEDWAY MOTORSPORTS, INC.

- **We are not currently aware of the France family's intentions with regard to the potential merger of NASCAR and ISC and the combined company's potential interest in TRK**

- **NASCAR's bid letter appears to suggest benefits of a consolidation of the NASCAR ecosystem, which may eventually translate into a future bid for TRK**

> We believe the industry would benefit from structural change in order to best position the sport on a going forward basis. This will require significant time, effort, and investment. We believe that this transformation will be best undertaken as a private company. Moreover, we believe that the consolidation of the ownership of ISC and NASCAR, as private companies guided by the Family Stockholders, is in the best interests of all constituents of the sport and will position motorsports for long-term success and viability.
>
> *– NASCAR Holdings, November 8, 2019, ISC Bid Letter*

- **We believe the Special Committee or its advisors should directly ask TRK management about any recent strategic discussions with the France family, NASCAR, or International Speedway and ask TRK management its perspective on the benefits of such consolidation**

Discussion of Next Steps

SpeedwayMotorsports, Inc.

- **Engage with SFC and TRK management on additional due diligence items:**
  - Financing details for the $216MM[1] capital required for the proposed transaction
  - Discussion of any past or expected strategic discussions with France family, NASCAR, or International Speedway
  - Scenario analysis on 2020 NASCAR sanction agreements renewals
  - Prior versions of 5 year LRPs as provided to the Board
- **Additional next steps for consideration:**
  - Press Release: names hired advisors and refers to ongoing evaluation of SFC bid by Special Committee
  - Discuss potential outreach program
- **Discuss initial response to SFC's proposal**
  - Respond to related request from SFC to permit due diligence by potential financing sources

Notes:
1. Based on Sonic Financial Corporation's 29MM shares of TRK and 41MM full diluted shares outstanding

SPEEDWAY MOTORSPORTS, INC.




zMAX DRAGWAY

SECTION 1

Valuation Supporting Materials

As of May 10, 2019, Financials Based on Equity Research [1]

TRK / ISC Side-by-Side Comparison

CY figures in $MM, unless otherwise noted

	SPEEDWAY MOTORSPORTS, INC.	ISC INTERNATIONAL SPEEDWAY CORPORATION [3]
Capitalization & Trading Metrics		
Share Price	$18.40	$43.95
Equity Value	754	1,889
Aggregate Value	886	1,792
AV / 2019E EBITDA	7.7x	7.8x
AV / 2019E ULFCF [2]	10.1x	15.1x
Price / 2019E EPS	19.4x	21.9x
Key Operational & Financial Statistics		
2019E Revenue	456	697
2019E EBITDA	116	229
2019E CapEx	(28)	(110)
18A - 20E Revenue CAGR	*0%*	*3%*
18A - 20E EBITDA CAGR	*(2%)*	*2%*
18A - 20E EPS CAGR	*(2%)*	*4%*
2019E EBITDA Margin	*25%*	*33%*
2019E ULFCF Margin	*19%*	*17%*
Leverage		
Total Debt	201	257
(-) Cash	(69)	(273)
Net Debt	132	(16)
Total Debt / LTM EBITDA [4]	1.5x	1.3x
Net Debt / LTM EBITDA [4]	1.0x	NM
Ownership	**Smith Family**	**France Family**
% Insider Economic Ownership [5]	*71%*	*42%*
% Insider Voting Ownership [5]	*71%*	*75%*

Notes:
1. TRK based on Wells Fargo equity research
2. ULFCF defined as EBITDA less CapEx
3. ISC FYE in November, calendarized figures shown; CY18 figures reflect consensus estimates
4. Based on LTM EBITDA of $117MM for TRK and $203MM for ISC
5. As of March 2018 Annual Shareholder Meeting; Smith family ownership includes RSUs granted to Marcus G. Smith under the 2013 Stock Incentive Plan

Speedway Motorsports Historical Trading Multiples

SPEEDWAYMOTORSPORTS, INC.

EBITDA and P/E Multiples Based on Wells Fargo Equity Research Case [1]

Implied Value[2]

$MM, unless otherwise noted

AV / NTM EBITDA	Valuation Range Low	Valuation Range High
NTM EBITDA Mult.	5.9x	7.3x
(x) NTM EBITDA	116	116
Implied AV	**689**	**846**
(-) Current Net Debt	(132)	(132)
Implied Equity Value	**557**	**714**
(/) FDSO (MM)	41.0	41.0
Implied Share Price	**$13.61**	**$17.44**

AV / NTM EBITDA Multiples Over Time

L1Y



10.0x
9.0x
8.0x
7.0x
6.0x
5.0x
May-18
Jul-18
Sep-18
Nov-18
Jan-19
Mar-19
May-19
Range Prior to ISC Bid L6M (as of 11/9/2018)
Max: 7.3x
Min: 5.9x
Max: 7.8x
7.6x
Min: 5.8x

Implied Value[2]

$MM, unless otherwise noted

P / NTM EPS	Valuation Range Low	Valuation Range High
NTM EPS Mult.	14.2x	18.1x
(x) NTM EPS	$0.93	$0.93
Implied Share Price	**$13.16**	**$16.83**

NTM P / E Multiples Over Time

L1Y



24.0x
22.0x
20.0x
18.0x
16.0x
14.0x
12.0x
May-18
Jul-18
Sep-18
Nov-18
Jan-19
Mar-19
May-19
Range Prior to ISC Bid L6M (as of 11/9/2018)
Max: 18.1x
Min: 14.2x
Max: 19.7x
19.3x

Source: CapIQ
Notes:
1. As of May 10, 2019
2. Based on min and max multiples over six months prior to NASCAR / ISC Bid

Speedway Motorsports Illustrative Discounted Cash Flow Analysis

SPEEDWAYMOTORSPORTS, INC.

Management Case

- DCF analysis suggests Speedway Motorsports' cash flows are valued at $15.61-$18.68 per share

Key Assumptions

- 4.75-year DCF
- 7.0% - 8.5% WACC
- 6.5x – 7.5x Terminal EBITDA Multiple

Implied Value[1]

$MM, unless otherwise noted

PV of ULFCF	271
Terminal Year EBITDA	114
(x) Exit Multiple	7.0x
FV of Terminal Value	**800**
Implied PGR	*(0.3%)*
PV of Terminal Value	561
Aggregate Value	**833**
(-) Current Debt	(201)
(+) Current Cash	69
Equity Value	**701**
(/) FDSO (MM)	41.0
Price Per Share	**$17.10**

Speedway Motorsports DCF Analysis

$MM, unless otherwise noted

	2019E	2020E	2021E	2022E	2023E	Terminal Year
Total Revenue	**468**	**477**	**486**	**496**	**509**	**520**
% Growth	1.4%	1.9%	1.9%	1.9%	2.8%	2.0%
EBITDA (Post-SBC)	**117**	**116**	**113**	**111**	**112**	**114**
% Margin	25.0%	24.2%	23.3%	22.5%	22.0%	22.0%
ULFCF Build	9mo					
EBIT (Post-SBC)	49	64	64	63	65	84
(+) D&A	40	52	50	48	47	31
(-) Cash Taxes	(13)	(17)	(17)	(17)	(17)	(22)
(-) CapEx	(19)	(30)	(30)	(30)	(30)	(31)
(+ / -) Change in NWC	0	0	0	0	0	0
ULFCF	**58**	**69**	**67**	**65**	**65**	**62**
PV of ULFCF	**56**	**62**	**56**	**50**	**47**	

DCF Sensitivity Analysis

$MM, unless otherwise noted

WACC ►		7.0%			7.75%			8.5%	
Exit Multiple ►	6.5x	7.0x	7.5x	6.5x	7.0x	7.5x	6.5x	7.0x	7.5x
PV of ULFCF	276	276	276	271	271	271	267	267	267
PV of Terminal Value	539	580	622	521	561	601	504	543	582
Aggregate Value	**814**	**856**	**897**	**792**	**833**	**873**	**771**	**810**	**849**
(-) Current Net Debt	(132)	(132)	(132)	(132)	(132)	(132)	(132)	(132)	(132)
Implied Equity Value	**682**	**724**	**765**	**661**	**701**	**741**	**639**	**678**	**717**
(/) FDSO (MM)	41.0	41.0	41.0	41.0	41.0	41.0	41.0	41.0	41.0
Price Per Share	**$16.66**	**$17.67**	**$18.68**	**$16.12**	**$17.10**	**$18.08**	**$15.61**	**$16.56**	**$17.50**
% Premium / (Discount) to Current[2]	*(9.5%)*	*(4.0%)*	*1.5%*	*(12.4%)*	*(7.0%)*	*(1.7%)*	*(15.2%)*	*(10.0%)*	*(4.9%)*
Implied DCF Statistics									
Implied PGR	*(1.6%)*	*(1.0%)*	*(0.5%)*	*(0.9%)*	*(0.3%)*	*0.3%*	*(0.2%)*	*0.5%*	*1.0%*
% of AV in Terminal Value	66.1%	67.8%	69.3%	65.8%	67.4%	68.9%	65.4%	67.0%	68.5%
AV / LTM EBITDA	6.1x	6.4x	6.7x	6.0x	6.3x	6.6x	5.8x	6.1x	6.4x
P / LTM Earnings	13.2x	14.0x	14.8x	12.8x	13.5x	14.3x	12.4x	13.1x	13.9x

Notes:
1. Based on mid-point of WACC range (7.75%)
2. Based on current share price as of May 10, 2019

Speedway Motorsports Illustrative Discounted Cash Flow Analysis

SPEEDWAY MOTORSPORTS, INC.

Wells Fargo Equity Research Case

- DCF analysis suggests Speedway Motorsports' cash flows are valued at $16.60-$19.88 per share

Key Assumptions

- 4.75-year DCF
- 7.0% - 8.5% WACC
- 6.5x – 7.5x Terminal EBITDA Multiple

Implied Value[1]
$MM, unless otherwise noted

PV of ULFCF	279
Terminal Year EBITDA	122
(x) Exit Multiple	7.0x
FV of Terminal Value	**854**
Implied PGR	*(0.2%)*
PV of Terminal Value	599
Aggregate Value	**877**
(-) Current Debt	(201)
(+) Current Cash	69
Equity Value	**745**
(/) FDSO (MM)	41.0
Price Per Share	**$18.19**

Speedway Motorsports DCF Analysis

$MM, unless otherwise noted

	2019E	2020E	2021E	2022E	2023E	Terminal Year
Total Revenue	**466**	**465**	**475**	**486**	**497**	**507**
% Growth	(1.3%)	2.0%	2.2%	2.3%	2.3%	2.0%
EBITDA (Post-SBC)	**116**	**116**	**117**	**119**	**120**	**122**
% Margin	25.4%	25.0%	24.7%	24.4%	24.0%	24.0%
ULFCF Build	**9mo**					
EBIT (Post-SBC)	49	63	63	63	62	89
(+) D&A	39	54	55	56	57	33
(-) Cash Taxes	(13)	(16)	(16)	(16)	(16)	(23)
(-) CapEx	(23)	(30)	(31)	(32)	(32)	(33)
(+ / -) Change in NWC	0	0	0	0	0	0
ULFCF	**52**	**70**	**70**	**70**	**71**	**66**
PV of ULFCF	**51**	**63**	**59**	**55**	**51**	

DCF Sensitivity Analysis

$MM, unless otherwise noted

WACC ▶		7.0%			7.75%			8.5%	
Exit Multiple ▶	6.5x	7.0x	7.5x	6.5x	7.0x	7.5x	6.5x	7.0x	7.5x
PV of ULFCF	283	283	283	279	279	279	274	274	274
PV of Terminal Value	575	619	663	556	599	641	538	579	621
Aggregate Value	**858**	**902**	**946**	**835**	**877**	**920**	**812**	**853**	**895**
(-) Current Net Debt	(132)	(132)	(132)	(132)	(132)	(132)	(132)	(132)	(132)
Implied Equity Value	**726**	**770**	**814**	**703**	**745**	**788**	**680**	**721**	**763**
(/) FDSO (MM)	41.0	41.0	41.0	41.0	41.0	41.0	41.0	41.0	41.0
Price Per Share	**$17.72**	**$18.80**	**$19.88**	**$17.15**	**$18.19**	**$19.24**	**$16.60**	**$17.61**	**$18.62**
% Premium / (Discount) to Current[2]	***(3.7%)***	***2.2%***	***8.0%***	***(6.8%)***	***(1.1%)***	***4.6%***	***(9.8%)***	***(4.3%)***	***1.2%***
Implied DCF Statistics									
Implied PGR	*(1.6%)*	*(1.0%)*	*(0.4%)*	*(0.9%)*	*(0.2%)*	*0.3%*	*(0.1%)*	*0.5%*	*1.0%*
% of AV in Terminal Value	67.0%	68.6%	70.1%	66.6%	68.2%	69.7%	66.2%	67.9%	69.4%
AV / LTM EBITDA	6.5x	6.8x	7.1x	6.3x	6.6x	6.9x	6.1x	6.4x	6.7x
P / LTM Earnings	14.0x	14.9x	15.7x	13.6x	14.4x	15.2x	13.1x	13.9x	14.7x

Notes:
1. Based on mid-point of WACC range (7.75%)
2. Based on current share price as of May 10, 2019

Speedway Motorsports Shareholder Momentum

SPEEDWAY MOTORSPORTS, INC.

As of 4Q'18

Top 10 4Q Buyers

Investor	AUM ($Bn)	Type	% TSO	Pos. Δ (Shares)
Alambic Investment Management	0.2	LO	0.2	82,376
Marshall Wace	23.8	HF	0.2	62,217
BlackRock Institutional Trust Company	2,118.4	Index	1.7	51,152
Goldman Sachs & Company	147.3	BD	0.1	47,143
J.P. Morgan Securities	33.4	BD	0.1	30,521
Morgan Stanley & Co.	70.2	BD	0.2	26,957
Renaissance Technologies	91.7	Quant	1.0	26,865
BlackRock Financial Management	177.6	LO	0.1	21,599
Bank of America Merrill Lynch	306.4	BD	0.1	21,239
OxFORD Asset Management	3.5	HF	0.1	19,454
Total			**3.8**	**389,523**

Top 10 4Q Sellers

Investor	AUM ($Bn)	Type	% TSO	Pos. Δ (Shares)
Norges Bank	665.1	LO	1.1	(213,449)
The Vanguard Group	3,153.2	Index	2.5	(128,237)
Potrero Capital Research	0.1	LO	0.4	(76,951)
Mellon Investments Corporation	194.8	Index	0.5	(70,907)
AJO	18.4	LO	0.0	(68,576)
Bridgeway Capital Management	7.7	LO	0.6	(38,407)
Capital Wealth Advisors	0.4	Index	0.0	(32,084)
AXA Rosenberg Investment Management	19.9	Quant	0.4	(28,751)
Stone Ridge Asset Management	2.0	LO	0.0	(21,521)
Allianz Global Investors	104.5	LO	0.0	(19,638)
Total			**5.4**	**(698,521)**

Top 30 Holders

Investor	% of TSO	% of Float	AUM ($Bn)	City	Type	Position in Shares (MM) 4th Qtr '18	3rd Qtr '18	2nd Qtr '18	1st Qtr '18	4th Qtr '17	3rd Qtr '17	2nd Qtr '17
Sonic Financial Corp / Smith (Ollen Bruton)	71.1	N/A	0.5	--	Holding Corp / Insider	29.0	29.0	29.0	29.0	29.0	29.0	29.0
Dimensional Fund Advisors	8.0	29.1	388.2	Austin	Quant	3.3	3.2	3.2	3.2	3.2	3.1	3.2
The Vanguard Group	2.5	9.0	3,153.2	Malvern	Index	1.0	1.1	1.1	1.1	1.1	1.0	1.0
BlackRock Institutional Trust Company	1.7	6.3	2,118.4	San Francisco	Index	0.7	0.7	0.7	0.6	0.6	0.6	0.6
Patient Capital Management	1.1	3.9	0.5	Toronto	LO	0.4	0.4	0.4	0.4	0.4	0.4	0.4
Norges Bank	1.1	3.8	665.1	Oslo	SWF	0.4	0.6	0.6	0.6	0.6	0.6	0.3
Renaissance Technologies	1.0	3.7	91.7	New York	Quant	0.4	0.4	0.4	0.3	0.3	0.3	0.2
Smith (Marcus G)	0.6	N/A	0.0	--	Insider	0.2	0.2	0.2	0.2	0.2	0.2	0.2
State Street Global Advisors	0.6	2.1	1,157.6	Boston	Index	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Bridgeway Capital Management	0.6	2.0	7.7	Houston	LO	0.2	0.3	0.3	0.2	0.2	0.2	0.2
Brooks (William R)	0.5	N/A	0.0	--	Insider	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Mellon Investments Corporation	0.5	1.7	194.8	Boston	Index	0.2	0.3	0.3	0.2	0.2	0.2	0.2
Potrero Capital Research	0.4	1.5	0.1	San Francisco	LO	0.2	0.2	0.3	0.3	0.3	0.3	0.3
Northern Trust Investments	0.4	1.5	235.1	Chicago	Index	0.2	0.2	0.2	0.1	0.1	0.2	0.2
AXA Rosenberg Investment Management	0.4	1.4	19.9	Orinda	Quant	0.2	0.2	0.2	0.2	0.2	0.1	0.1
PanAgora Asset Management	0.4	1.4	22.3	Boston	Quant	0.2	0.2	0.2	0.2	0.1	0.1	0.0
JP Morgan Asset Management	0.4	1.3	309.7	New York	LO	0.1	0.1	0.1	0.2	0.2	0.2	0.2
North Star Investment Management	0.3	1.1	0.8	Chicago	LO	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Geode Capital Management	0.3	1.1	375.8	Boston	Quant	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Alambic Investment Management	0.2	0.7	0.2	San Francisco	Quant	0.1	0.0	0.0	0.0	0.0	0.0	0.0
Marshall Wace	0.2	0.7	23.8	London	HF	0.1	0.0	0.0	0.0	0.0	0.0	0.0
Arrowstreet Capital	0.2	0.6	40.2	Boston	HF	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Quantitative Management Associates	0.2	0.6	59.4	Newark	Quant	0.1	0.1	0.1	0.1	0.1	0.1	0.1
First Quadrant	0.2	0.6	1.4	Pasadena	Quant	0.1	0.1	0.1	0.0	0.0	0.0	0.0
Charles Schwab Investment Management	0.2	0.6	172.1	San Francisco	Index	0.1	0.1	0.1	0.1	0.1	0.0	0.1
Invesco Capital Management	0.2	0.5	134.7	Downers Grove	Index	0.1	0.1	0.1	0.0	0.0	0.1	0.0
Morgan Stanley & Co.	0.2	0.5	70.2	New York	Broker-Dealer	0.1	0.0	0.0	0.1	0.1	0.0	0.1
Two Sigma Investments	0.1	0.5	60.7	New York	Quant	0.1	0.1	0.1	0.0	0.0	0.0	0.0
Deutsche Asset Management	0.1	0.5	86.2	New York	LO	0.1	0.1	0.1	0.0	0.0	0.0	0.0
Gabelli Funds	0.1	0.5	29.3	Rye	LO	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Total	**93.4%**	**77.5%**				**38.2**	**38.4**	**38.4**	**38.1**	**38.1**	**37.7**	**37.2**

Increase in ownership by ≥ 5% Decrease in ownership by ≥ 5%

Source: ThomsonOne

Notes:
1. As of 4Q'18; includes all holders

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